EXHIBIT 10(f)

AGREEMENT TO PURCHASE STOCK

AGREEMENT made this first day of June, 1988, between FRISCH WEST CHESTER, INC., an Ohio corporation (hereinafter called the “Corporation”), KAREN F. MAIER, LINDA L. MAIER, SCOTT C. MAIER, DIANE M. MAIER, PAULA G. MAIER, and LISA M. DAYTON (hereinafter called the “Shareholders”), and FRISCH’S RESTAURANTS, INC., an Ohio corporation (hereinafter called “Frisch”).

WHEREAS, the Shareholders are the holders of all the issued and outstanding shares of the Corporation (the “Shares”). The term “Shares” shall also include Voting Trust Certificates, which evidence beneficial ownership of Shares.

WHEREAS, the Shareholders desire to promote their mutual interests and the interest of the Corporation by imposing certain restrictions and obligations on themselves, the Corporation, and the Shares.

IT IS THEREFORE AGREED:

1.	Restrictions on Shares. None of the Shares of any Shareholder nor any right, title, or interest therein whether now owned or hereafter acquired, shall be sold, assigned, transferred by gift, bequest or otherwise pledged, or otherwise disposed of or encumbered (hereinafter referred to as sold), except as permitted by the provisions of Paragraphs 2 and 3 of this Agreement. Any other disposition or encumbrance of Shares shall be void.

2.	Restrictions on Sale. No Shareholder (“Selling Shareholder”) shall sell, assign, transfer, pledge or otherwise dispose of or encumber any of the Shares or any right, title or interest therein except by offering such Shares to the Corporation. An offer shall be made as set forth in Paragraphs 4, 5, and 6, hereof (“the Offer”). The Corporation shall be obligated to purchase any Shares which are offered to it for sale.

3.	Purchase of Shares on Death. Upon the death of a Shareholder, the representative of the deceased Shareholder’s estate shall offer such Shares to the Corporation upon the terms and price set forth in Paragraphs 4, 5, and 6 hereof. The Corporation shall be obligated to purchase all Shares that have been offered to it for sale.

4.	Notice of Offer and Acceptance. The Offer set forth in Paragraph 2 or 3 shall be made in writing and delivered to the Corporation. The Offer shall state the number of Shares offered for sale and the price and terms of the proposed sale as described in this Paragraph 4 and Paragraphs 5 and 6.

5.	Closing and Payment of Purchase Price.

a.	The Closing of the sale of Shares shall talke place within 30 days of the delivery of the Offer. In the event of a sale of Shares from a deceased Shareholder, the Closing shall take place within 30 days of the appointment of personal representative but in no event more than 90 days from the date of death.

b.	At the Closing, the Selling Shareholder shall deliver to the Corporation the Share certificates for such Shares, or, if the Selling Shareholder’s Shares are held by a voting trust, he or she shall do all things necessary to cause delivery to the Corporation of Share certificates for such Shares, duly endorsed, accompanied by all documents necessary to effect a transfer, and the Selling Shareholder’s representation that he owns such Shares or has beneficial interest in such Shares free, clear and unencumbered, with full power to transfer them. Simultaneous with such transfer, the Corporation shall deliver to the Selling Shareholder its promissory note for the said purchase price for the Shares purchased by it in accordance with the following terms:

(i)	The full Purchase Price as determined in accordance with Paragraph 6 hereof shall be evidenced by the Corporation’s promissory note which shall be amortized by quarterly payments commencing with the next normal distribution to shareholders after the closing. Each payment shall be an amount equal to: the Corporation’s estimated earnings for such quarter (computed without reduction for any interest expense paid or accrued on account of promissory notes arising out of the purchase of Shares by the Corporation); multiplied by a fraction of a/b where “a” is the number of Shares and “b” is the sum of the number of Shares issued and outstanding plus the number of Shares purchased by the Corporation for which promissory notes are still outstanding. The final payment on said promissory note shall be an amount equal to the balance then due. In no event shall the payment of the promissory note for any year be less than the interest due and payable on such note. Interest on the unpaid principal amount shall be paid at the minimum monthly treasury rate as set forth in Internal Revenue Code Sections 1272-1274 and any successor provisions thereunder.

The amount of cash distributed to the remaining shareholders of the Corporation during any quarter in which one or more promissory notes are outstanding shall not exceed the estimated earnings for such quarter, reduced by the principal and interest payments made for the quarter in payment of the promissory notes.

(ii)	The principal may be prepaid in whole or in part at any time, without penalty.

(iii)	The note will be unsecured.

6.	Determination of Purchase Price. The Purchase Price for each Share shall be its book value if sold during the first three years after incorporation, and, thereafter, the greater of either its book value or twice the average earnings per share over the previous three years, limited, however, to an amount equal to $100,000 less the amount of any outstanding debt owed by the Corporation to the Selling Shareholder. The Purchase Price shall be determined by the Corporation’s accountant and such determination shall be final and binding on the Corporation and the Selling Shareholder.

7.	Sale of Stock During Lifetime of Sole Remaining Shareholder. When only one of the Shareholders remains as a Shareholder (“Remaining Shareholder”) of the Corporation, he may sell any or all of his shares to Frisch or a successor to Frisch (but to no one else) and in such case Frisch shall buy the Shares offered by the Remaining Shareholder for cash at the price set forth in Paragraph 6 hereof. If Frisch or a successor to Frisch is not in existence when the Remaining Shareholder wishes to sell Shares, these restrictions shall terminate and the Remaining Shareholder may sell, transfer or assign his Shares to any other person.

8.	Sale of Stock at Death of Remaining Shareholder. Upon the death of the Remaining Shareholder, the representative of the deceased Remaining Shareholder’s estate shall sell all of his Shares to Frisch or a successor to Frisch and Frisch shall buy all the Shares for cash at the price set forth in Paragraph 6 hereof. If Frisch or a successor to Frisch is not in existence at the time of the death of the Remaining Shareholder these restrictions shall terminate and the representative of the deceased Remaining Shareholder’s estate may sell, transfer or assign his Shares to any other person.

9.	Endorsement on Stock Certificates. Upon the execution of this Agreement, the certificates for Shares subject hereto shall be surrendered to the Corporation and endorsed as follows:

“The shares represented by this certificate are subject to, and are transferable only on compliance with an Agreement dated June 1, 1988, among the Corporation and its Shareholders a copy of which is on file with the office of the Secretary of the Corporation. A Shareholder may obtain a copy of the Agreement from the Corporation.”

After endorsement, the certificates shall be returned to the Shareholders, who shall, subject to the terms of this Agreement, be entitled to exercise all rights of ownership of such Shares. All Shares of the Corporation hereafter issued to any of the Shareholders shall bear the same endorsement.

10.	Term of Agreement. The term of this Agreement shall commence on the date hereof and shall continue until such time, if ever, as the Shareholders who continue to be Shareholders of the Corporation, the Corporation and Frisch, by unanimous consent, agree, in writing, to modify and terminate this Agreement.

11.	Specific Performance. The parties hereto agree that it is impossible to measure in money the damages which will accrue to a party hereto by a failure to perform any of the obligations under this Agreement. Therefore, if any party hereto shall have an action or proceeding instituted against him or it in connection with this Agreement, he or it hereby waives the claim or defense therein that the party bringing such action has an adequate remedy at law and such person shall not urge in any action or proceeding the claim or defense that in any such action or procedure the claim or defense that such remedy at law exists.

12.	Counterparts. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute but one and the same instrument.

13.	Governing Law; Jurisdiction. The parties hereto agree that it is their intention and covenant that this Agreement shall be governed by laws of the State of Ohio. The Corporation, all Shareholders, and Frisch agree that any action brought by any Shareholder, Corporation or Frisch in connection with this Agreement and/or otherwise related to the Corporation shall be brought in the courts of Hamilton County, Ohio and in no other court or place, and each of the undersigned consents to the jurisdiction of the courts of Hamilton County, Ohio.

14.	Benefit. This Agreement shall be binding upon and shall operate for the benefit of the Corporation, Frisch, the Shareholders and their respective heirs, successors, assigns and personal representatives and upon any transferee who has received any Shares in accordance with the provisions of this Agreement, and the heirs, successors, assigns and personal representatives of such transferee, and shall be binding upon any transferee and the heirs, successors, assigns and personal representatives of such person.

15.	Necessary Documents. If under the terms of this Agreement the Shares of any Shareholder are redeemed by the Corporation or Frisch, such Shareholder, or the legal representative of such Shareholder, shall execute and deliver all necessary documents and take all other necessary actions that may be reasonably required for accomplishing a complete transfer of such Shares free, clear and unencumbered. In order to expedite such transfer, the Shareholders hereby appoint Jack C. Maier or such successor as the Board of Directors of Frisch’s Restaurants, Inc. may appoint, as attorney-in-fact with authorization to execute all requisite documents.

IN WITNESS WHEREOF, the parties have signed this agreement on the 1 day of June, 1988.

FRISCH WEST CHESTER, INC.

By:	/s/ Jack C. Maier
Jack C. Maier, President

/s/ Karen F. Maier
Karen F. Maier, Shareholder

/s/ Linda L. Maier
Linda L. Maier, Shareholder

/s/ Scott C. Maier
Scott C. Maier, Shareholder

/s/ Diane M. Maier
Diane M. Maier, Shareholder

/s/ Paula G. Maier
Paula G. Maier, Shareholder

/s/ Lisa M. Dayton
Lisa M. Dayton, Shareholder

FRISCH’S RESTAURANTS, INC.

By:	/s/ Jack C. Maier
Jack C. Maier, President

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